Exhibit 99.2

MBN- Announcement of Merger

On Friday 9 May 2003 MediaBin, Inc (“MediaBin”) entered into a Letter of Intent with Interwoven, Inc. (“Interwoven”) regarding an acquisition of all outstanding shares of MediaBin for approximately USD 0.52 per share. See notice to Oslo Stock Exchange dated Monday, 12 May 2003.

Interwoven is listed on NASDAQ (IWOV) and is a leading provider of enterprise content management software. Interwoven as of 30 May 2003 is capitalized to USD 225,000,000.

On Friday 30 May 2003, the Boards of Directors of MediaBin and Interwoven approved a Merger Agreement (Cash Merger) between the parties, pursuant to which, among other things:

–	MediaBin will become a wholly owned subsidiary of Interwoven. MediaBin will continue its existence under the law of the State of Georgia;

–	shares of MediaBin’s common stock will be converted into the right to receive from Interwoven approximately USD 0.52 per share.

The Merger Agreement requires the affirmative vote of a majority of all the votes entitled to be cast at a Special Meeting (“ekstraordinær generalforsamling”). As all existing shares of MediaBin will be cancelled and extinguished when the Merger Agreement is effectuated, the Board of Directors have resolved to formally apply for a de-listing of MediaBin’s shares from the OSE.

The Merger Agreement will not be presented before Interwoven’s shareholders, but Interwoven’s obligation to consummate the Merger is conditional upon approval of the Merger Agreement by holders of at least 85% of the votes entitled to be cast at MediaBin’s Special Meeting.

Concurrent with the execution of the Merger Agreement, and as a condition and inducement to Interwoven’s willingness to enter into the Merger Agreement, MediaBin’s largest shareholder and its officers have entered into agreements pursuant to which they have agreed to vote with respect to an aggregate of approximately 45% of MediaBin’s outstanding shares of common stock in favour of the approval and adoption of the Merger Agreement and the de-listing of MediaBin’s shares.

In addition, MediaBin’s three largest shareholders who collectively own approximately 86% of MediaBin’s outstanding common stock have agreed to use the proceeds received by them in the merger and certain other funds from the repayment of shareholder loans they made to Mediabin to purchase shares of Interwoven at the closing average market price prevailing for 30 days prior to the acceptance of the Letter of Intent.

A Special Meeting is tentatively scheduled to be held the last week of June 2003 and, if the Merger Agreement is approved, the consideration will be distributed to the shareholders approximately one week thereafter.

Further information about the merger and a copy of the Merger Agreement will follow in the proxy statement to be distributed in connection with the notice for the Special Meeting.

Contact person: Haines Hargrett, Chief Financial Officer, MediaBin, Inc., hhargrett@mediabin.com